Laidlaw International Announces Further Amendments of Debt Tender Offer

NAPERVILLE, IL, June 16, 2005 — Laidlaw International, Inc. (NYSE:LI) announced today that it is further amending the terms of its previously announced debt tender offer and consent solicitation for its outstanding $403.5 million aggregate principal amount of 10.75% Senior Notes due 2011 (“Notes”).

The amendment (i) changes the date on which the pricing for the Notes will be established from 2 p.m. New York City time on June 16, 2005 to 2 p.m. New York City time on June 17, 2005, (ii) increases the total consideration for the Notes by reducing the fixed spread from 75 basis points to 50 points, (iii) extends the date of expiration of the consent solicitation from 5 p.m. New York City time on June 16, 2005 to 5 p.m. New York City time on June 20, 2005 (“New Consent Date”), (iv) increases the consent payment (which is included in the total consideration described below) for holders who validly tender their Notes and deliver their consents at or prior to the New Consent Date from $20.00 per $1000 principal amount of Notes to $30.00 per $1000 principal amount of Notes, and (v) extends the date the tender offer is scheduled to expire from 5 p.m. New York City time on June 30, 2005 to 5 p.m. New York City time on July 1, 2005 (“New Expiration Date”), unless further extended. In addition, Laidlaw now anticipates that the date it will first make payments on Notes accepted for payment (“Initial Payment Date”) will be on or about July 1, 2005 instead of June 29, 2005.

Accordingly, holders who validly tender and do not withdraw their Notes at or prior to the New Consent Date will receive total consideration per $1,000 principal amount of Notes based on the present value on the Initial Payment Date of $1,053.75 (the amount payable on June 15, 2007, which is the date that the Notes may first be redeemed by Laidlaw), and the present value of interest that would be payable on, or accrue from, the last interest payment date until June 15, 2007, in each case, determined based on a fixed spread of 50 basis points over the yield at 2 p.m. New York City time on June 17, 2005, unless extended, of the 4.375% U.S. Treasury Notes due May 15, 2007, as described in further detail in the Offer to Purchase and Consent Statement dated June 1, 2005. The Initial Payment Date will occur after the New Consent Date, promptly following satisfaction of the financing condition, which is now expected to occur on or about July 1, 2005. Holders who validly tender their Notes after the New Consent Date and prior to the New Expiration Date will receive the total consideration less the consent payment of $30.00 per $1,000 principal amount of Notes. The purchase price for the Notes will be announced by news release promptly after its determination.

If a holder has previously tendered the Notes, such holder need not take any further action to receive the increased price.

As of 5:00 p.m. New York City time on June 15, 2005, $145 million aggregate principal amount of Notes had been tendered pursuant to the tender offer.

The consent solicitation will expire on the New Consent Date, unless extended or earlier terminated and the tender offer will expire on the New Expiration Date, unless extended or earlier terminated.

Laidlaw has engaged Citigroup Global Markets Inc. and UBS Securities LLC as dealer managers for the tender offer and solicitation agents for the consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Citigroup at (800) 558-3745 or (212) 723-6106 or UBS at (888) 722-9555 x 4210 or (203) 719-4210. Requests for documentation should be directed to D.F. King & Company at (800) 431-9645 or (212) 269-5550, the information agent for the tender offer and consent solicitation.

This announcement is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes. The tender offer is being made solely by means of the Offer to Purchase and Consent Solicitation dated June 1, 2005, as amended by the terms set forth in this press release

Forward-looking statements

Certain statements contained in this press release, including statements that are not historical facts, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include information about possible or assumed future events and usually contain words such as: believes, may, anticipates, intends, expects, estimates, and other similar expressions. Such statements involve certain risks, uncertainties and assumptions that may change at any time. Therefore, actual results may differ materially from expected results due to a variety of factors, which are set forth in the Risk Factors identified in the Offer to Purchase and reflected in the annual report on Form 10-K of Laidlaw International for the year ended August 31, 2004, and as may be detailed in the company’s other filings, from time to time, with the Securities and Exchange Commission. In the light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport and public transit services. The company’s businesses operate under the brands: Laidlaw Education Services, Greyhound Lines, Greyhound Canada and Laidlaw Transit. The company’s shares trade on the New York Stock Exchange (NYSE:LI). For more information on Laidlaw International, visit the website: www.laidlaw.com.

Contact:
Sarah Lewensohn
Laidlaw International
Director, Investor Relations
(630) 848-3120